Exhibit 99.1

American Community Bank Announces Merger of First National Bank of the Carolinas

CHARLOTTE, N.C., March 24 /PRNewswire-FirstCall/ — American Community Bancshares, Inc., (Nasdaq: ACBA), holding company of American Community Bank headquartered in Monroe, NC and First National Bank of the Carolinas in Gaffney, SC, announced today that it has received approval from the FDIC, the North Carolina Commissioner of Banks and the North Carolina Banking Commission to merge First National Bank of the Carolinas into American Community Bank. The merger will be effective after the close of business on March 31, 2005 and will consolidate four First National Bank branches under the American Community Bank name. This merger was primarily effected to reduce regulatory cost by operating under one charter. After the merger, the bank will continue to operate as a North Carolina chartered bank. The merger will also reduce operating expenses through the consolidation of various support functions within the bank. American Community Bank will operate thirteen branches in North and South Carolina and will have consolidated total assets of $409 million.

SOURCE American Community Bancshares, Inc.

    -0-                    03/24/2005

    /CONTACT: Randy P. Helton, +1-704-225-7957, or Stephanie Helms,

+1-704-225-7938, both of American Community Bancshares, Inc./

    /Web site: http://www.americancommunitybank.com /

    (ACBA)